Exhibit 4.5

DESCRIPTION OF THE REGISTRANT'S
SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of HF Foods Group Inc. (the "Company," "us," "we," or "our") is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by, reference to our Second Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and our Bylaws ("Bylaws"), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

Authorized Shares

Under our Certificate of Incorporation, our authorized capital stock consists of 101,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. The number of authorized shares of any class or classes of our capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of our outstanding capital stock entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation, and irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (the "DGCL"). We may not authorize the issuance of any class, or series thereof, of nonvoting equity shares. Our common stock and Preferred Stock Purchase Rights are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on by the stockholders, including in connection with the election of directors, as provided by law. Holders of our common stock do not have cumulative voting rights. Except as otherwise required by the DGCL or our Certificate of Incorporation and Bylaws, action requiring stockholder approval may be taken by a vote of the holders of a majority of the voting power of the shares of stock of the Company present in person or by proxy and entitled to vote on the relevant matter at a meeting at which a quorum is present.

Dividend Rights

After satisfaction of any dividend rights of holders of preferred stock and subject to applicable law, if any, holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors in its discretion.

Liquidation and Other Rights

Holders of our common stock have no preemptive, subscription, redemption, conversion or exchange rights and no sinking fund provisions.

All outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. Additional shares of common stock may be issued, as authorized by our Board from time to time, without stockholder approval, except for any stockholder approval required by The Nasdaq Capital Market.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has been authorized to provide for the issuance of up to 1,000,000 shares of our preferred stock from time to time in one or more series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, and the liquidation preferences of any wholly unissued class or series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them.

Preferred Stock Purchase Rights

On April 11, 2023, our board of directors authorized and declared a dividend distribution of one right (each, a “Right”) for each outstanding share of common stock to stockholders of record as of the close of business on April 24, 2023 (the “Record Date”). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), of the Company at an exercise price of $19.50 (the “Exercise Price”), subject to adjustment. The complete terms of the Rights are set forth in a Preferred Stock Rights Agreement (the “Rights Agreement”), dated as of April 11, 2023, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

Our board of directors adopted the Rights Agreement to protect stockholders from coercive or otherwise unfair takeover tactics. The Rights Agreement functions by imposing a significant penalty upon any person or group that acquires fifteen percent (15%) or more of the shares of our common stock without the approval of the board of directors. As a result, the overall effect of the Rights Agreement and the issuance of the Rights may be to render more difficult or discourage a merger, tender or exchange offer or other business combination involving the Company that is not approved by the board of directors.

Distribution and Transfer of Rights; Rights Certificates

Our board of directors has declared a dividend of one Right for each outstanding share of common stock. Prior to the Distribution Date referred to below:

•  the Rights are evidenced by and trade with the certificates for the common stock (or, with respect to any uncertificated common stock registered in book entry form, by notation in book entry), and no separate rights certificates will be distributed;

•  new common stock certificates issued after the Record Date contain a legend incorporating the Rights Agreement by reference (for uncertificated common stock registered in book entry form, this legend will be contained in a notation in book entry); and

•  the surrender for transfer of any certificates for common stock (or the surrender for transfer of any uncertificated common stock registered in book entry form) also constitute the transfer of the Rights associated with such common stock.

Rights will accompany any new shares of common stock that are issued after the Record Date.

Distribution Date

Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the common stock and become exercisable following (1) the 10th business day (or such later date as may be determined by the board of directors) after the public announcement that a person or group of affiliated or associated persons (such person or group, an “Acquiring Person”) has acquired beneficial ownership of fifteen percent (15%) or more of the common stock or (2) the 10th business day (or such later date as may be determined by the board of directors) after a person or group announces a tender or exchange offer that would result in ownership by a person or group of fifteen percent (15%) or more of the common stock. For purposes of the Rights Agreement, beneficial ownership is defined to include the ownership of derivative securities.

A person or group who beneficially owned fifteen percent (15%) or more of the Company’s outstanding common stock prior to the first public announcement by the Company of the adoption of the Rights Agreement will not trigger the Rights

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Agreement so long as they do not acquire beneficial ownership of any additional shares of common stock at a time when they still beneficially own fifteen percent (15%) or more of such common stock, subject to certain exceptions as set forth in the Rights Agreement.

The date on which the Rights separate from the common stock and become exercisable is referred to as the “Distribution Date.”

After the Distribution Date, the Company will mail Rights certificates to the Company’s stockholders as of the close of business on the Distribution Date and the Rights will become transferable apart from the common stock. Thereafter, such Rights certificates alone will represent the Rights.

Series A Preferred Stock Purchasable Upon Exercise of Rights

After the Distribution Date, each Right will entitle the holder to purchase, for the Exercise Price, one one-thousandth of a share of Series A Preferred Stock having economic and other terms similar to that of one share of common stock. This portion of a share of Series A Preferred Stock is intended to give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock, and should approximate the value of one share of common stock.

More specifically, each one one-thousandth of a share of Series A Preferred Stock, if issued, will:

•  not be redeemable;

•  entitle holders to quarterly dividend payments of $0.001 per one one-thousandth of a share of Series A Preferred Stock, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

•  entitle holders upon liquidation either to receive $1 per one one-thousandth of a share of Series A Preferred Stock or an amount equal to the payment made on one share of common stock, whichever is greater;

•  have the same voting power as one share of common stock; and

•  entitle holders to a payment per one one-thousandth of a share of Series A Preferred Stock equal to the payment made on one share of common stock if the common stock is exchanged via merger, consolidation or a similar transaction.

Flip-In Trigger

If an Acquiring Person obtains beneficial ownership of fifteen percent (15%) or more of the common stock, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of common stock (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be void.

Flip-Over Trigger

If, after an Acquiring Person obtains fifteen percent (15%) or more of the common stock, (1) the Company merges into another entity, (2) an acquiring entity merges into the Company or (3) the Company sells or transfers more than 50 percent of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Redemption of the Rights

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The Rights will be redeemable at the Company’s option for $0.001 per Right (payable in cash, common stock or other consideration deemed appropriate by the board of directors) at any time on or prior to the 10th business day (or such later date as may be determined by the board of directors) after the public announcement that an Acquiring Person has acquired beneficial ownership of fifteen percent (15%) or more of the common stock. Immediately upon the action of the board of directors ordering redemption, the Rights will terminate and the only right of the holders of the Rights will be to receive the $0.001 redemption price. The redemption price will be adjusted if the Company undertakes a stock dividend or a stock split.

Exchange Provision

At any time after the date on which an Acquiring Person beneficially owns fifteen percent (15%) or more of the common stock and prior to the acquisition by the Acquiring Person of 50 percent of the common stock, the board of directors may exchange the Rights (except for Rights that have previously been voided as set forth above), in whole or in part, for common stock at an exchange ratio of one share of common stock per Right (subject to adjustment). In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one share of common stock.

Expiration of the Rights

The Rights expire on the earliest of (1) 5:00 p.m., New York City time, on April 11, 2024 or (2) upon the redemption or exchange of the Rights as described above.

Amendment of Terms of the Rights Agreement and Rights

The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights in order to (1) cure any ambiguities, (2) shorten or lengthen any time period pursuant to the Rights Agreement or (3) make changes that do not adversely affect the interests of holders of the Rights.

Voting Rights Other Stockholder Rights

The Rights will not have any voting rights. Until a Right is exercised, the holder thereof, as such, will have no separate rights as stockholder of the Company.

Anti-Dilution Provisions

The board of directors may adjust the Exercise Price, the number of shares of Series A Preferred Stock issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Series A Preferred Stock or common stock.

With certain exceptions, no adjustments to the Exercise Price will be made until the cumulative adjustments amount to at least one percent of the Exercise Price. No fractional shares of Series A Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the current market price of the Series A Preferred Stock.

Taxes

The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, stockholders may recognize taxable income.

For additional information regarding the Rights, the Rights Plan and the Series A Preferred Stock, see our Registration Statement on Form 8-A filed with the SEC on April 12, 2023, and our Current Report on Form 8-K filed with the SEC on April 12, 2023.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

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Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. These provisions:
a.allow our board of directors to issue any authorized but unissued shares of common stock without approval of stockholders;
b.authorize our board of directors to establish one or more series of preferred stock, the terms of which can be determined by our board of directors at the time of issuance;
c.provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors, subject to the rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law);
d.state that special meetings of our stockholders may be called only by the Chairman of our board of directors, our President, or at the request of a majority of our board of directors;
e.allow our directors, and not our stockholders, to fill vacancies on our board of directors, including vacancies resulting from removal or enlargement of our board of directors, unless such vacancies are created by the removal of a director by the stockholders; and
f.grant our board of directors the authority to alter any provision of the Bylaws without a stockholder assent or vote; provided, however, that such authority of our board of directors is subject to the power of the stockholders to alter, amend, change, add to, repeal, rescind or make new Bylaws by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares entitled to vote thereon.

Delaware Anti-takeover Law

The Company is subject to Section 203 of the DGCL, which is an anti-takeover law. ln general, Section 203 prevents a publicly-held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years following the date that the person became an interested stockholder unless (1) our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination, or (3) upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding shares, excluding those held by officers, directors and some employee stock plans. In general, a "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

A Delaware corporation may "opt out" of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions.

Exclusive Forum Provision

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving the Company will be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

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